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                                        FOR MORE INFORMATION: Jeffrey A. Scheidt
                                                          Vice President and CFO
                                                              Phone 410.385.4500
                                                     JSCHEIDT@PHARMAKINETICS.COM


        PHARMAKINETICS LABORATORIES, INC. AND BIOANALYTICAL SYSTEMS, INC.
                             AMEND MERGER AGREEMENT

                                   ----------

BALTIMORE, November 22, 2002 - PharmaKinetics Laboratories, Inc. (OTC BB:
PKLB.OB) announced today that it has entered into a second amendment to the agreement of merger with Bioanalytical Systems, Inc. (NASDAQ: BASI) and PI Acquisition Corp. dated as of June 20, 2002, as amended by a first amendment dated as of July 24, 2002.

The second amendment, dated as of November 21, 2002, provides for the cancellation of certain shares of PharmaKinetics Laboratories, Inc. ("PKLB") held by Bioanalytical Systems, Inc. ("BAS") upon consummation of the merger, makes additions to and modifies the termination rights granted to the parties in the merger agreement, and modifies the merger consideration payable to the holders of PKLB Class A Convertible Preferred Stock. First, the amendment provides that all shares of common stock of PKLB held by BAS will be canceled automatically as of the effective time of the merger. BAS does not currently hold any PKLB common stock, however, BAS has been granted the right to convert outstanding debt owed to it by PKLB into PKLB common shares upon the occurrence of certain conditions. The amendment further provides that BAS will have the right to terminate the merger agreement in the event that any holders of PKLB Class A Convertible Preferred Stock exercise their conversion rights prior to the effective time of the merger and in the event that PKLB is unable to obtain a waiver from the holders of PKLB Class B Convertible Preferred Stock of such holders' anti-dilution rights triggered by the grant of the conversion right to BAS. The amendment also extends the date upon which the parties will have the right to terminate the merger agreement if the merger has not been consummated from December 31, 2002 to March 31, 2003. Finally, the amendment modifies the merger consideration payable to the holders of PKLB Class A Convertible Preferred Stock by reducing the principal amount of the 6% Subordinated Convertible Note such holders will receive in the merger from $6.00 per Class A Convertible Preferred share (approximately $5 million in the aggregate) to $4.80 per share (approximately $4 million in the aggregate) and modifies the form of the 6% Subordinated Convertible Note to insert certain subordination provisions required by BAS's lender. All other terms of the merger agreement remain in effect.

PKLB also issued a convertible note payable to BAS, pursuant to which loans to PKLB by BAS (presently approximately $668,500 in the aggregate) may be converted into shares of PKLB common stock at a price of $0.1585 per share. PKLB further modified certain loans owed to an affiliated party ($350,000 in the aggregate), so that such loans are convertible at the same $0.1585 per share price. Such conversion rights trigger certain anti-dilution adjustments on the PKLB Class A and Class B Convertible Preferred Stock which is the reason for certain of the provisions included in the second amendment to the merger agreement.

BAS has filed with the Securities and Exchange Commission a preliminary Registration Statement on Form S-4 relating to the proposed merger. The Form S-4 contains a preliminary prospectus of BAS relating to the shares to be issued in the merger and a preliminary proxy statement of PKLB relating to the special meeting of shareholders of PKLB at which the merger will be considered and voted upon by its shareholders. Investors and security holders are urged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the Securities and Exchange Commission before making any investment decisions. Investors and security holders may obtain a free copy of the definitive proxy statement/final prospectus (when it becomes available) and other documents filed by BAS and PKLB with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement/final prospectus and other documents filed by PKLB with the Securities and Exchange Commission may also be obtained free of charge from PKLB by requesting a copy in writing from PharmaKinetics Laboratories, Inc., 302 W. Fayette Street, Baltimore, Maryland 21201, Attention: Chief Financial Officer, or by telephone at (410) 385-4500.



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ABOUT PHARMAKINETICS LABORATORIES, INC.

         PharmaKinetics Laboratories, Inc. is a contract research organization providing a range of clinical research and development services to the worldwide pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. Visit www.pharmakinetics.com for more about PKLB.

         This press release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in PKLB's filings with the Securities and Exchange Commission.



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